Exhibit16(1)(a):  Underwriting Agreement dated November 17, 2000, between Aetna Life Insurance and Annuity Company and Aetna Investment Services, LLC

UNDERWRITING AGREEMENT DATED NOVEMBER 17, 2000 BETWEEN AETNA LIFE

INSURANCE AND ANNUITY COMPANY AND AETNA INVESTMENT SERVICES, INC.

PRINCIPAL UNDERWRITING AGREEMENT

THIS UNDERWRITING AGREEMENT ("Agreement") is effective as of the 17th day of November, 2000, by and between Aetna Life Insurance and Annuity Company ("ALIAC"), on its own behalf and on behalf of its nonunitized separate account for modified guaranteed annuity contracts ("MGA Account"), and on behalf of Variable Annuity Accounts B, C, D, F and G and Variable Life Accounts B and C (the "Accounts"), separate accounts of ALIAC, and Aetna Investment Services, L.L.C., (the "Underwriter").

WHEREAS, the Accounts were established under Connecticut law as separate accounts of ALIAC pursuant to authority granted by a resolution of ALIAC's Board of Directors dated October 18, 1976.;

WHEREAS, the Accounts will maintain the net proceeds of and reserves for certain variable annuity contracts issued by ALIAC, and ALIAC's MGA Account will receive the purchase payments under certain modified guaranteed annuity contracts issued by ALIAC (the "Contracts);

WHEREAS, ALIAC has registered the Accounts as unit investment trusts under the Investment Company Act of 1940 and has registered or will regiester the Contracts for sale under the Securities Act of 1933; and

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WHEREAS, ALIAC, the Accounts, and the MGA Account desire to have the Contracts sold through the Underwriter, and the Underwriter is willing to provide for the sale of the Contracts under the terms stated herein.

NOW THEREFORE, in consideration of their mutual promises the parties hereto agree as follows:

1. Principal Underwriter ---------------------

ALIAC appoints the Underwriter as, and the Underwriter agrees to serve as, principal underwriter of the Contracts during the term of this Agreement. The Underwriter agrees to use its best efforts to provide for the solicitation of applications for the Contracts, and to undertake at its own expense to provide all sales services relative to the Contracts and to perform otherwise all duties and functions that are necessary and proper for the distribution of the Contracts.

2. Sales Agreements ----------------

The Underwriter is hereby authorized to enter into written sales agreements with other broker-dealers for the sale of the Contracts on terms and conditions not inconsistent with and subject to this Agreement.

3. Registration and Responsibility of Underwriter

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The Underwriter represents that it is registered as a broker-dealer with the SEC under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. ("NASD") and shall be registered if necessary or otherwise appropriately qualified under the securities laws of any state or other jurisdiction. The

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Underwriter shall be responsible for carrying out its sales and underwriting obligations hereunder in compliance with the NASD Rules of Fair Practice and federal and state securities laws and regulations. In this connection, the Underwriter agrees that it shall be responsible for ensuring that any organization with which it enters into a sales agreement for the sale of the Contracts, and such organization's agents or representatives, are duly and appropriately licensed, registered, appointed and otherwise qualified to offer and sell the Contracts under the federal securities laws and any applicable securities and insurance laws of each state or other jurisdiction in which the Contracts may be lawfully sold and in which ALIAC is licensed to sell the Contracts;

4. Control and Responsibility --------------------------

ALIAC shall have ultimate control and responsibility of the functions that it has delegated. ALIAC shall own and have custody of its general corporate accounts and records.

5. Administrative Services. Books. Records and Reports

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The Underwriter shall cause to be maintained and preserved for the periods prescribed such accounts, books and other documents as are required of it by the Investment Company Act of 1940 and any other applicable laws and regulations. The books, accounts and records of ALIAC, the Accounts and the Underwriter as to all transactions effected in accordance with this Agreement shall be maintained so as to clearly and accurately disclose the nature and details of such transactions, including the sale of Contracts and payment of commissions and service fees by ALIAC. The Underwriter shall furnish ALIAC with such reports as it may reasonably request for the

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purpose of meeting its reporting and record keeping requirements in accordance with applicable laws and regulations.

6. Fiduciary Capacity ------------------

Underwriter agrees that any purchase payments it receives for the Contracts will be held in a fiduciary capacity and agrees to transfer any such amount to ALIAC within three business days.

7. Compensation to Underwriter ---------------------------

ALIAC will pay the Underwriter for services rendered hereunder as billed by the Underwriter and agreed to by ALIAC. Underwriter agrees that reimbursement shall be limited to actual expenses.

8. Non Exclusivity ---------------

The services of the Underwriter to the Accounts hereunder are not to be deemed exclusive and the Underwriter shall be free to render similar services to others as long as its services provided hereunder are not impaired or interfered with thereby.

9. Non Assignability -----------------

This Agreement shall be nonassignable by the parties hereto.

10. Amendment ---------

This Agreement shall be amended only by written agreement of the patties hereto.

11. Termination -----------

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(a)	This Agreement may be terminated by either party hereto for any reason upon 60 days' written notice to the other party.

(b)	This Agreement may be terminated upon written notice of one party to the other party hereto in the event of bankruptcy or insolvency of such party to which notice is given.

(c)	This Agreement may be terminated at any time upon the mutual written consent of the parties hereto.

(d)	This Agreement shall automatically terminate three years after the date of execution and may be renewed for subsequent three-year periods.

(e)	Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligations to settle accounts hereunder, including payment of contributions subsequently received for Contracts in effect at the time of termination or issued pursuant to applications received by ALIAC prior to termination.

12. Applicable Law --------------

This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Connecticut.

13. Severabilitv ------------

If any provision of this Agreement shall be held or made invalid by a court, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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IN WITNESS THEREOF, the parties hereto have caused this Agreement to be signed by their respective officials thereunder duly authorized and seals to be affixed as of the day and year first above written.

AETNA LIFE INSURANCE AND ANNUITY COMPANY

By	/s/ Shawn P. Mathews
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Shawn P Mathews

Its	Senior Vice President
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AETNA LIFE INSURANCE AND ANNUITY COMPANY, ON BEHALF OF ITS VARIABLE ANNUITY

ACCOUNTS B, C, D, F and G and VARIABLE LIFE ACCOUNTS B AND C

By	/s/ Shawn P. Mathews
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Shawn P. Mathews

Its	Senior Vice President
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AETNA INVESTMENT SERVICES, L. L. C.

By	/s/ Maureen M. Gillis
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Maureen M. Gillis

Its	President
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